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Exhibit 10.27

December 4, 2002

Gene Musselman
Groot Haesebroekseweg 37
Wassenaar, The Netherlands 2243 ED

Re: Employment Transfer Terms

Dear Gene,

        This letter sets forth our agreement ("Agreement") concerning your continued employment with UnitedGlobalCom, Inc. ("United"), your transfer from Austria to Amsterdam, and your promotion to a new position. You will continue to be seconded to United Pan-Europe Communications N.V. ("UPC or the "Company") and the Company will have various rights and responsibilities related to your job assignment. United may reassign you to a different affiliated company and/or location during the term of this Agreement.

        This Agreement supersedes and replaces the employment agreement among UnitedGlobalCom, Inc., UPC, and Telekabel Wien Gesellschaft GmbH and you dated February 1998, and executed on July 13, 1998 and the Memorandum dated July 20, 1999, and the letter to you dated April 13, 2000, and any and all other written or oral agreements between you, United and/or an affiliate of United, and all such previous agreements are hereby rendered null and void. The terms of this Agreement are set forth below.

1.	Effective Date:	April 19, 2000
2.	Title and Job Description:	Chief Operating Officer of UPC Reporting to the CEO of UPC Your duties and responsibilities will be as assigned by your supervisor.
3.	Reassignment Term:	The term of this Agreement ("Term") will be for a period of six (6) years, commencing on the Effective Date and ending on December 31, 2006, subject to the terms and conditions of this Agreement.
4.	Wages:	You will be paid on a bi-weekly basis (i) retroactively effective for the period of April 19, 2000 to December 31, 2000, at a rate equal to an annual salary of US$400,000, (ii) retroactively effective for the period of January 1, 2001 to December 31, 2001, at a rate equal to an annual salary of US$420,000, and (iii) retroactively effective as of January 1, 2002, at a rate equal to an annual salary of US$435,000. Your salary and performance will be reviewed in January of each year during the Term. Such wage, together with the other benefits described below, represents your total compensation package.

5.	Retention Bonus:	Subject to the conditions set forth below, you will be paid a one-time retention bonus equal to €125,000 payable in two parts: (a) €62,500 which has been paid to you and of which you acknowledge receipt; and (b) €62,500 to be paid no later than January 30, 2003. To be entitled to receive the second payment you must be employed by the Company as of December 31, 2002.
6.	Incentive Bonus:	For the year ended December 31, 2002, provided you are still employed by United on such date, you will be eligible for a one-time incentive bonus of up to a maximum target amount of thirty percent (30%) of your base salary based on the performance of the Company and your individual performance. The terms and conditions of the bonus are set forth in the 2002 Special Retention and Incentive Arrangements Plan. The granting of the bonus is in the sole discretion of the Supervisory Board of the Company and management of United.
7.	Long Term Incentive:	You will be eligible to participate in any long-term incentive or option plan offered to other UPC senior management.
8.	Cost of Living Differential:	You will be paid a cost of living differential for housing and goods and services, in accordance with the policies of United and as may be recommended by a third party consultant used by United. Such payment will be made on the normal payroll dates and shall be applied retroactively to the extent applicable.
9.	Automobile:	The Company will continue to pay for an automobile and all automobile operating costs to include gas, insurance and maintenance as approved in advance by your supervisor.
10.	Benefits:	You and your family will continue to be eligible for the standard benefit package offered by United, in accordance with the policy guidelines set forth by United and its insurance carriers. You will continue to be eligible to participate in United's 401(k) plan in accordance with the plan guidelines.

11.	Tax Equalization:	Your taxes will continue to be equalized in accordance with the "Tax Equalization Policy" of United. In general terms, this means that the Company will bear the overall worldwide tax burden to the extent it exceeds your hypothetical tax liability (within some limitations) had you remained in the U.S.
If it is determined by United and its independent tax consultants that under United's Tax Equalization Policy you owe taxes because of your assignment, you agree that you will pay such amount to United. If it is determined by United and its independent tax consultants that under United's Tax Equalization Policy, United owes you taxes as a result of your assignment in the foreign location, United agrees to pay you such amount. In the event you do not submit information necessary to complete your tax returns for a given tax year by the date required by United's tax consultant for timely filing or in the event you have not paid amounts owing to United under the Tax Equalization Policy for prior years, you will have no right to be tax equalized for that tax year for which a tax return is to be prepared and, in United's sole discretion, United may elect not to tax equalize you for such year. Such actions are in addition to, and not in lieu of, any other actions United elects to exercise under its Tax Equalization Policy for non-compliance.
12.	Vacation:	You will continue to be granted twenty (20) days of vacation per anniversary year for the term of your assignment, which accrues on a monthly basis, taken in accordance with United's policy. Your rehire date of September 15, 1997, will continue to be used as the anniversary date for calculating carry-over vacation.
13.	Home Leave:	The Company agrees to pay for one business or two coach class tickets per anniversary year during the Reassignment Term for you and each of your immediate family members residing with you in the foreign location for return to one destination in the U.S. These tickets cannot be used or exchanged for any other purpose.
14.	Relocation:	The Company agrees to pay a one-time cost of relocating your household goods to another residence within The Netherlands during the Term of this Agreement, if (i) the lessor of your current residence in The Netherlands elects not to extend your current lease beyond the June 30, 2003 termination date, or (ii) the rent for such residence increases by more than 5% and you elect to move.
15.	Repatriation:	Upon termination of your employment except for termination by United for cause as defined in Section 17, the Company will pay all repatriation costs in accordance with United's Expatriate Policies Manual to one destination in the U.S.

16.	Employee Receivables:	You understand that you may incur personal expenses in the course of your employment with United. These expenses may include, but are not limited to, personal phone call charges, personal travel expenses, travel advances, and amounts due as a result of the tax equalization calculation. As a condition of your employment with United, you agree that United may deduct expenses you owe the Company or United from your paycheck or any other amount owed to you by United at any time during your employment. You may be provided equipment to utilize during your employment with United. As a condition of your employment, you agree that upon separation from United, you will return such equipment. Any charges for damage done to any equipment will be deducted from your final paycheck or any other amount owed to you by United. In the event any equipment is not returned, it will be given a fair market value, which will be deducted from your final paycheck or any other amount owed to you by United. In addition, the Company may pursue other legal remedies available to recover the reasonable value of any items damaged or not returned.
17.	Termination:	Although it is not anticipated, your employment and this Agreement may be terminated before the end of its stated assignment length with or without cause. Cause for termination shall include but not be limited to violations of Company or United policy, unsatisfactory job performance, fraud, sexual harassment or other workplace misconduct, misuse of expense account, falsification of Company or United records, or similar offenses. Your employment and this Agreement may also be terminated without cause for any reason. In the case of a termination by the Company without cause before the end of your Term, however, you will be entitled to a severance payment equal to the lesser of twenty-four (24) months salary or salary through the end of the Term. As a condition of receiving the severance payment, however, you must sign a legal release giving up your rights to sue United and the Company for any reason related to your employment and separation from employment.
18.	Release:	You acknowledge that you have received all benefits and payments relating to your employment and assignment in Austria. You hereby agree to release United and all of its past and present affiliates, subsidiaries, employees, officers, directors, successors and assigns from any right or claim that you might have now or in the future claim to have against any of them relating to your assignment in Austria.
19.	United Policies:	The Company may change, at its sole discretion, from time to time, the provisions of benefit plans, expatriate policies or other corporate policies.

20.	Confidential Information:	You will not, during or after your employment, disclose or use for the benefit of any person or entity other than United or the Company, any United or Company confidential information that you develop or receive during your employment. United and Company confidential information shall include all trade secrets, research and development information, product and marketing plans, personnel and financial data, product and service specifications, prototypes, software, models, customer lists and other confidential information or materials of United, Company, or of others with whom United or the Company has a confidential relationship. You will promptly return all such information and materials to United when your employment ends.
21.	Severability and Survival of Terms:	In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not be affected. Further, any provision or portion of this Agreement found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of you or United, to be modified, amended and/or limited to the minimum extent necessary to render such provisions or portions thereof valid and enforceable. The provisions of this letter regarding tax equalization, trade secrets and confidential information and arbitration shall survive the termination of your employment with United.
22.	Entire Agreement:	This Agreement contains the parties' entire agreement with respect to your employment and supersedes any prior written or oral agreements the parties may have made. This Agreement may be amended only by a written document signed by you, United and the Company.
23.	Arbitration:	If any dispute involving this Agreement or any aspect of your employment relationship with United or the Company arises, then the dispute shall be determined through binding arbitration in Denver, Colorado in accordance with the employment arbitration procedures of the American Arbitration Association ("AAA") existing at the time the arbitration is conducted, before a single arbitrator chosen in accordance with AAA procedures, and the decision of the arbitrator shall be enforceable as a court judgment. All arbitration proceedings shall be confidential.
24.	Governing Law:	This Agreement and all aspects of your employment relationship with United and your secondment to the Company are governed by the laws of the United States and the State of Colorado and all disputes concerning same will be resolved in Colorado.

        If the above employment terms are satisfactory, please indicate your acceptance of our offer by signing and returning three executed copies of this letter.

Sincerely,

UNITEDGLOBALCOM, INC.
By:	/s/ TINA M. WILDES
Its:	Sr. V.P. Business Administration
Date:	December 6, 2002
UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	Charles H.R. Bracken
Its: Managing Director
Date:	December 6, 2002
By:	John F. Riordan
Its: Managing Director
Date:	December 6, 2002
ACCEPTED and AGREED:
/s/ GENE MUSSELMAN Gene Musselman
Date:	December 5, 2002

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  Exhibit 10.27